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                                                                    Exhibit 23.1


(DELOITTE LOGO)


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated July 10, 2006 relating to the consolidated financial statements and related schedules of Mindray Medical International Limited, which includes an explanatory paragraph referring to the translation of Renminbi amounts into United States dollar amounts for the convenience of the reader and appears in the Prospectus, which is part of this Registration Statement. We also consent to the references to us under the headings "Summary Consolidated Financial Information", "Selected Consolidated Financial Information" and "Experts" in such Prospectus.



/s/ DELOITTE TOUCHE TOHMATSU CPA LTD.
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DELOITTE TOUCHE TOHMATSU CPA LTD.
Shanghai, China
January 22, 2007